                                                                    EXHIBIT 99.1

                                  PRESS RELEASE


                                Immediate Release

                       T. Jay Collins Assumes CEO Position

GULFPORT, MS, June 5, 2002 -- The Board of Directors of Friede Goldman Halter (FGH, OTCBB: FGHLQ) have added the title of Chief Executive Officer to Mr. T. Jay Collins who presently serves as Chairman of FGH. Mr. Collins is overseeing the final stages of the bankruptcy process from the Board level, while continuing his full-time position as President of Oceaneering International, Inc.

Mr. Jack Stone, who served as interim CEO, will continue his focus as the Chief Restructuring Advisor to FGH. Mr. Stone is a principal of Glass & Associates, Inc., a nationally prominent management-consulting firm, has been advising the Board of Directors since October 2001 on restructuring matters.

In accepting the position, Mr. Collins stated, "As we move this restructuring to its conclusion the Reorganization Committee and the Board of Directors of Friede Goldman will continue to work diligently with the Creditors Committee to maximize the value of the estate for both the secured and unsecured creditors."

Friede Goldman Halter is a leader in the design and manufacture of equipment for the maritime and offshore energy industries. Its core operating units are Friede Goldman Offshore (construction, upgrade and repair of drilling units, mobile production units and offshore construction equipment) and Halter Marine, Inc. (a significant domestic and international designer and builder of small and medium sized vessels for the government, commercial, and energy markets).

--------------------------------------------------------------------------------

           For information regarding this or any of our press releases, contact:
                                                                    Larry Walker
                                                        Corporate Communications
                                                                  (228) 897-4867
                                                                     www.fgh.com

*Note: This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of The Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Friede Goldman Halter expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by Friede Goldman Halter, Inc. in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Friede Goldman Halter and which are discussed in Friede Goldman Halter's Registration Statement on Form S-3, the 2001 Annual Report on Form 10-K, and subsequent Forms 10-Q. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.